Thrivent Series Fund, Inc.

901 Marquette Avenue

Suite 2500

Minneapolis, Minnesota 55402-3211

March 28, 2024

Thrivent Series Fund, Inc.

901 Marquette Avenue

Suite 2500

Minneapolis, Minnesota 55402-3211

Ladies and Gentlemen:

As counsel to Thrivent Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the “Fund”), I have been asked to render an opinion in connection with the Fund’s registration statement on Form N-14 under the Securities Act of 1933, as amended, to be filed by the Fund with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Fund has been duly organized and validly exists pursuant to the laws of the State of Minnesota; and

2.

The shares of capital stock of the Fund, which are described in the Registration Statement, will, when sold in accordance with the terms contained in the proposed Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the Registration Statement.

Sincerely,

/s/ John D. Jackson
John D. Jackson
Chief Legal Officer and Secretary